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                                  PRESS RELEASE

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FOR IMMEDIATE RELEASE:                           CONTACT:

VALHI, INC.                                      John A. St. Wrba
Three Lincoln Centre                             Vice President and Treasurer
5430 LBJ Freeway, Suite 1700                     (972) 233-1700
Dallas, Texas 75240-2697


                  VALHI ANNOUNCES STOCK REPURCHASE PROGRAM AND
                           DECLARES QUARTERLY DIVIDEND

     DALLAS, TEXAS . . . November 1, 2006 . . . Valhi, Inc. (NYSE: VHI) announced today that its board of directors has authorized the repurchase of up to 5.0 million shares of Valhi's common stock in open market transactions, including block purchases, or in privately negotiated transactions, which may include transactions with affiliates of Valhi. The shares subject to this new repurchase program are in addition to the 5.0 million share repurchase program Valhi announced on April 1, 2005 under which approximately 620,000 shares remain available for repurchase. As October 31, 2006, the approximately 5.62 million shares available for repurchase under both repurchase plans represent 4.9% of Valhi's 115.2 million shares of common stock outstanding. The stock may be purchased from time to time as market conditions permit.

     The new stock repurchase program does not include specific price targets or timetables and may be suspended at any time. This stock repurchase program will be conducted in compliance with all applicable state and federal laws. Depending on market conditions, the program could be terminated prior to completion. Valhi will use its cash on hand to acquire the shares. Repurchased shares will be retired and cancelled or may be added to Valhi's treasury and could be used for employee benefit plans, future acquisitions or other corporate purposes.

     Valhi also announced that its board of directors has declared a regular quarterly dividend of ten cents ($0.10) per share on its common stock, payable on December 29, 2006 to stockholders of record at the close of business on December 8, 2006.

     Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components), titanium metals products and waste management industries.

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